Consent of Independent Auditors

OUR Microlending, LLC:

We consent to the use of our reports included in the Offering Statement dated March 29, 2019 of OUR Microlending LLC (the "Offering Circular")

Caballero Fierman Llerena & Garcia, LLP

Caballero, Fierman, Llerena & García LLP
Coral Gables, Florida
December 12, 2019